$3,000,000,000

For the Period: 4/3/2006 to 4/17/2006

Coupon		Interest		Maturity	Callable	Survivor’s Option	Price(1)	Yield(2)	Moody’s	S&P	CUSIP
FLT	(a)	Monthly	(†)	6/15/09	NO	NO	100.00	FLT	A2	A	78490FXX2
FLT	(b)	Monthly	(†)	6/15/13	NO	NO	100.00	FLT	A2	A	78490FXY0

Settlement Date - Thursday, April 20, 2006

Pricing Supplement as of Monday, April 17, 2006

(a) 12 month percent change in CPI-U + 220 bps, reset monthly, but in no case less than 0%. Initial coupon 6.19% (Jan. CPI-U 3.99 + Spread 2.20%)

(b) 12 month percent change in CPI-U + 245 bps, reset monthly, but in no case less than 0%. Initial coupon 6.44% (Jan.CPI-U 3.99 + Spread 2.45%)

(†) First Payment date 5/15/2006

(1) Prices are quoted as a percentage of par.

(2) If yields are quoted, they are calculated on a semi-annual bond equivalent yield basis.

For the Period: 4/3/2006 to 4/10/2006

Coupon	Interest		Maturity	Callable		Survivor’s Option	Price(1)	Yield(2)	Moody’s	S&P	CUSIP
6.000%	Quarterly	(††)	6/15/21	6/15/09	(‡)	NO	100.00	6.044%	A2	A	78490FXW4

Settlement Date - Thursday, April 13, 2006

Pricing Supplement as of Monday, April 10, 2006

(††) First Payment date 6/15/2006

(‡) Callable at 100% beginning on the call date above and continuous thereafter with 10 business days notice.

(1) Prices are quoted as a percentage of par.

(2) If yields are quoted, they are calculated on a semi-annual bond equivalent yield basis.

Current SLM EdNotes® issues do not include the Survivor’s Option feature. SLM will continue to honor the Survivor’s Option for all EdNotes® Issued prior to January 1, 2004

SLM Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents SLM Corporation has filed with the SEC for more complete information about SLM Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, SLM Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 321-7179.

All offerings are subject to prior sale.

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.